UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 3)*

In Site Vision Incorporated
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

457660 10 8
(CUSIP Number)

Margaret M. Foran
Vice President - Corporate Governance and Secretary
Pfizer Inc. 235 East 42nd Street
New York, New York 10017
(212)-733-4802
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

December 31, 2004
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

_ Rule 13d-1(b)

x Rule 13d-1(c)

_ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No. 457660 10 8.................................

1. Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only)

Pfizer Health AB (formerly named Pharmacia & Upjohn AB)

2. Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

(b)

3. SEC Use Only ........................................................................................

4. Citizenship or Place of Organization - Sweden

Number of Shares Beneficially Owned by Each Reporting Person With:

5. Sole Voting Power..        2,665,614

6. Shared Voting Power

7. Sole Dispositive Power     2,665,614

8. Shared Dispositive Power ........................................................................................

  9. Aggregate Amount Beneficially Owned by Each Reporting Person. 2,665,614.............

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ...

11. Percent of Class Represented by Amount in Row (9) 4.3%

12. Type of Reporting Person (See Instructions) - CO .

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 3)*

In Site Vision Incorporated
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

457660 10 8
(CUSIP Number)

Margaret M. Foran
Vice President - Corporate Governance and Secretary
Pfizer Inc. 235 East 42nd Street
New York, New York 10017
(212)-733-4802
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

December 31, 2004
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

_ Rule 13d-1(b)

x Rule 13d-1(c)

_ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No. 457660 10 8.................................

1. Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only)

Pharmacia & Upjohn LLC (formerly Pharmacia & Upjohn, Inc.)

2. Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

(b)

3. SEC Use Only ........................................................................................

4. Citizenship or Place of Organization - Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5. Sole Voting Power..        2,665,614

6. Shared Voting Power

7. Sole Dispositive Power     2,665,614

8. Shared Dispositive Power ........................................................................................

  9. Aggregate Amount Beneficially Owned by Each Reporting Person. 2,665,614.............

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ...

11. Percent of Class Represented by Amount in Row (9) 4.3%

12. Type of Reporting Person (See Instructions) - CO .

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 3)*

In Site Vision Incorporated
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

457660 10 8
(CUSIP Number)

Margaret M. Foran
Vice President - Corporate Governance and Secretary
Pfizer Inc. 235 East 42nd Street
New York, New York 10017
(212)-733-4802
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

December 31, 2004
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

_ Rule 13d-1(b)

x Rule 13d-1(c)

_ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No. 457660 10 8.................................

1. Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only)

Pharmacia Corporation; 43-0420020

2. Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

(b)

3. SEC Use Only ........................................................................................

4. Citizenship or Place of Organization - Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5. Sole Voting Power..        2,665,614

6. Shared Voting Power

7. Sole Dispositive Power     2,665,614

8. Shared Dispositive Power ........................................................................................

  9. Aggregate Amount Beneficially Owned by Each Reporting Person. 2,665,614.............

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ...

11. Percent of Class Represented by Amount in Row (9) 4.3%

12. Type of Reporting Person (See Instructions) - CO .

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 3)*

In Site Vision Incorporated
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

457660 10 8
(CUSIP Number)

Margaret M. Foran
Vice President - Corporate Governance and Secretary
Pfizer Inc. 235 East 42nd Street
New York, New York 10017
(212)-733-4802
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

December 31, 2004
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

_ Rule 13d-1(b)

x Rule 13d-1(c)

_ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No. 457660 10 8.................................

1. Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only)

Pfizer Inc.; 13-5315170

2. Check the Appropriate Box if a Member of a Group (See Instructions)

(a)

(b)

3. SEC Use Only ........................................................................................

4. Citizenship or Place of Organization - Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5. Sole Voting Power..        0

6. Shared Voting Power

7. Sole Dispositive Power     0

8. Shared Dispositive Power ........................................................................................

  9. Aggregate Amount Beneficially Owned by Each Reporting Person. 2,665,614.............

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ...

11. Percent of Class Represented by Amount in Row (9) 4.3%

12. Type of Reporting Person (See Instructions) - CO .

Item 5. of the Schedule 13G/A is amended in its entirety as follows:

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. X

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

PHARMACIA CORPORATION

February 9, 2005
( Date)

/s/ Kathleen M. Ulrich
Signature

Kathleen M. Ulrich, Secretary
( Name/Title)